Exhibit 99.1

Match Group Announces Senior Notes Offering

DALLAS, TX, February 6, 2020-Match Group (NASDAQ: MTCH) announced today that it intends to commence an offering of $500 million aggregate principal amount of senior notes due 2030 (the “Notes”) in a private offering (the “Offering”). The interest rate and other terms of the Notes will be determined at the time of sale.

Match Group intends to use the proceeds of the Offering, together with cash on hand, to pay expenses associated with the Offering and to provide an intercompany loan to IAC/InterActiveCorp to fund the cash consideration payable to Match Group shareholders (including IAC) in connection with proposed separation of IAC and Match Group.

The Offering will be made only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold without registration unless an exemption from such registration is available. This notice is issued pursuant to Rule 135c of the Securities Act, and does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes.

About Match Group

Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of dating products available globally. Our portfolio of brands includes Tinder®, Match®, Meetic®, OkCupid®, Hinge®, Pairs™, PlentyOfFish®, and OurTime®, as well as a number of other brands, each designed to increase our users’ likelihood of finding a meaningful connection. Through our portfolio companies and their trusted brands, we provide tailored products to meet the varying preferences of our users. Our products are available in over 40 languages to users all over the world.

Forward-Looking Statements

This press release contains forward-looking statements regarding the future performance of Match Group, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, Match Group’s ability to consummate the Offering and the proposed separation of IAC and Match Group. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Match Group are contained in its filings with the SEC, including its reports on Forms 10-K, 10-Q and 8-K. Match Group undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts:

Lance Barton
Match Group Investor Relations
(212) 314-7400